EXHIBIT 99.1
News

For Immediate Release	Contact:
December 18, 2008	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES TO REDUCE WORK FORCE

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Company Expects Fourth Quarter Earnings to Fall Short of Wall Street Expectations

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NEW YORK, December 18 - Minerals Technologies Inc. (NYSE: MTX) announced today that it is making further reductions in its work force, including hourly and salaried employees - a process that began last month. This reduction of approximately 340 represents 12 percent of the employee population, and reflects both permanent reductions as well as layoffs.

"These actions have become necessary because of the deepening economic downturn that is causing our customers - primarily in the steel, paper, automotive and construction industries - to curtail or shut down operations, resulting in a significant drop in demand for our products," said Joseph C. Muscari, chairman and chief executive officer. "The resulting shortfall in sales is greater than we had forecast at the end of the third quarter, and, as a result, we expect our fourth quarter earnings, excluding special items, to be significantly below the current Wall Street projections of $0.63 per share."

In addition, the company will record a restructuring charge of approximately $6 million to $7 million, primarily related to severance and associated costs.

"The actions the company took one year ago to restructure and realign its businesses, have better positioned us to effectively manage through this recession. However, additional action was needed because business volumes are far below our expectations. Minerals Technologies continues to have a strong balance sheet, good cash flow, leaner operations, and we will make the adjustments necessary to keep pace with changes in our customers' requirements and to remain profitable," said Mr. Muscari.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.08 billion in 2007.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com/